Exhibit 10.3

March 4, 2016

Via Email

Mark Sumeray

Dear Mark:

As we have discussed, your employment with Aegerion Pharmaceuticals, Inc. (the “Company”) has terminated effective as of January 28, 2016 (the “Separation Date”). The purpose of this letter agreement (the “Agreement”) is to confirm the agreement between you and the Company concerning your separation from employment and severance benefits, as follows:

1.Resignation, Final Salary and Vacation Pay.

a.You hereby resign from any and all officer positions you hold with the Company or any of its Affiliates, from any and all memberships you hold on any board of directors or any other governing board of the Company or any of its Affiliates, and any and all memberships you hold on any of the committees of any such boards (together, the “Resignations”), such Resignations effective as of the Separation Date. The Company, on its own behalf and on behalf of its Affiliates, hereby accepts the Resignations as of the Separation Date, and waives any advance notice that you would otherwise be required to provide in connection with the Resignations. For purposes of this Agreement, “Affiliate” means any person or entity directly or indirectly controlling, controlled by or under common control with the Company, where control may be by management authority, equity interest or any otherwise.

b.In signing this Agreement, you acknowledge that you have received pay for all work you have performed for the Company through the Separation Date, to the extent not previously paid, as well as pay, at your final base rate of pay, for any vacation days you have earned but not used as of the Separation Date, determined in accordance with Company policy and as reflected on the books of the Company. You will receive the payments described in this Section 1 regardless of whether or not you elect to sign this Agreement.

2.Repayment of Overpayment.  Pursuant to the letter agreement between you and the Company dated October 30, 2015 (the “Overpayment Letter”), you owe the Company the total amount of $57,268.72 (the “Overpayment”).  In consideration of your acceptance of this Agreement and subject to your meeting in full your obligations hereunder, including without limitation the Continuing Obligations (defined below), the Company will forgive $42,268.72 of the Overpayment. You hereby authorize the Company to deduct the remaining amount (totaling $15,000) from (a) the REMS Bonus (as defined below), if it is earned or (b) if it is not earned, from that portion of the Severance Payment (as defined below) payable to you during the final month of the Severance Pay Period.

3.Severance Benefits.  In consideration of your acceptance of this Agreement and subject to your meeting in full your obligations hereunder, including without limitation the Continuing Obligations:

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a.The Company will pay you your base salary, at your final base rate of pay for a period of twelve (12) months following the Separation Date (the “Severance Pay Period”) in accordance with the Company's regular payroll schedule (the “Severance Payment”). Payments will be made in the form of salary continuation, and will begin in the next payroll cycle following the date this Agreement, signed by you, is received by the Company. The first payment will be retroactive to the day following the Separation Date.  Notwithstanding the foregoing, if you timely revoke your acceptance of this Agreement, you will be required to repay the Company any portion of the Severance Payment that has been paid to you.

b.If you are enrolled in the Company's group medical and/or dental plans on the Separation Date, you may elect to continue your participation and that of your eligible dependents in those plans for a period of time under COBRA. You may make such an election whether or not you accept this Agreement. However, if you accept this Agreement and you timely elect to continue your participation and that of your eligible dependents in the plans, the Company will contribute to the premium cost of your COBRA continuation coverage at the same rate that it contributes from time to time to medical and dental insurance premiums for its active employees until the earlier of the conclusion of the Severance Pay Period or the date that you are no longer entitled to coverage under COBRA.  To be eligible for the Company's premium contributions, however, you must pay the remainder of the premium cost of your COBRA continuation coverage by authorized payroll deduction. If the Company's contributions end before your entitlement to coverage under COBRA concludes, you may continue such coverage by paying the full premium cost yourself. Notwithstanding the foregoing, in the event that the Company's payment of the COBRA premium contributions as described under this Section 3(b), would subject the Company to any tax or penalty under the Patient Protection and Affordable Care Act (as amended from time to time, the “ACA”) or Section 105(h) of the Internal Revenue Code of 1986, as amended (“Section 105(h)”), or applicable regulations or guidance issued under the ACA or Section l 05(h), you and the Company agree to work together in good faith to restructure such benefit.

c.You will not be required to repay the Incidental Assignment Allowance or any Temporary Lodging Expenses (each as defined in the Temporary Assignment (as defined below)) that were paid or reimbursed by the Company prior to the Separation Date.

e.You will be eligible to receive the following retention bonuses:

(i)If you satisfactorily perform and complete the JNDA Services (as described in Exhibit A hereto), as determined in the reasonable judgment of the Company, you will be paid a bonus in the amount of One Hundred and Fifty Thousand Dollars ($150,000) within three (3) business days following the date of completion of such services (the “JNDA Services Bonus”).

(ii)If you are asked to perform, and satisfactorily perform and complete, the REMS Program Services (as described in Exhibit A hereto), as determined in the reasonable judgment of the Company, you will be paid a bonus in the amount of Fifty Thousand Dollars ($50,000) within three (3) business days following the date of completion of such services (the “REMS Bonus”).  If you are not asked to provide the REMS Program Services, you will receive

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the REMS Bonus on the twelve (12) month anniversary of the Separation Date if you have earned and received the JNDA Services Bonus.

4.Acknowledgement of Full Payment and Withholding.  You acknowledge and agree that the payments provided under Section l of this Agreement will be in complete satisfaction of any and all compensation and benefits due to you from the Company, whether for services provided to the Company, under the Employment Agreement between you and the Company dated August 1, 2011, as amended on each of September 1, 2011, May 9, 2013 and November 5, 2015 (collectively, the “Employment  Agreement”), under the Temporary Assignment Plan between you and the Company effective October 1, 2015 (the “Temporary Assignment”) or otherwise, through the Separation Date. You further acknowledge that, except as expressly provided hereunder, no further compensation or benefits (including, without limitation, any retention bonus payments, Temporary Lodging Expenses or tax assistance) are owed or will be provided to you by the Company.  All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law and all other lawful deductions authorized by you.

5.Status of Employee Benefits, Paid Time Off, Expenses and Equity.

a.Except as expressly provided in this Agreement, your participation in all employee benefit plans of the Company have ended as of the Separation Date, in accordance with the terms of those plans.  You will not continue to earn paid time off or other similar benefits after the Separation Date. You will receive information about your COBRA continuation rights under separate cover.

b.Within two (2) weeks following the Separation Date, you must submit your final expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement, and, in accordance with Company policy, reasonable substantiation and documentation for the same. The Company will reimburse you for any such authorized and documented expenses within thirty (30) days of receiving such statement pursuant to its regular business practice.

c.Your rights and obligations with respect to the outstanding equity awards made to you prior to the Separation Date will continue to be governed by the terms of the applicable award agreement(s), equity plan(s) and any other agreements or requirements applicable to such awards (collectively, the “Equity Documents”).  You will be provided a schedule of your outstanding equity awards under separate cover.

6.Continuing Obligations, Confidentiality, Cooperation and Complaints.

a.Continuing Obligations.  You acknowledge and agree that you will comply with the post-employment obligations set forth in the Employment Agreement, including without limitation the litigation and regulatory cooperation obligation set forth in Section 8(b) therefore, and the Confidentiality, Assignment and Noncompetition Agreement you signed as a condition of your employment by the Company, which survive the termination of your employment by the terms thereof or by necessary implication (collectively, the “Continuing Obligations”).

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b.Confidentiality.  Subject to Section 9(c) of this Agreement, you agree that you will not disclose this Agreement or any of its terms or provisions, directly or by implication, except to members of your immediate family and to your legal and tax advisors, and then only on condition that they agree not to further disclose this Agreement or any of its terms or provision s to others.

c.Non-Disparagement.  Subject to Section 9(c) of this Agreement, you agree not to take any action or make any statement, written or oral, which disparages or criticizes the Company’s or any of its Affiliates’ business practices, or which disrupts or impairs its or their normal operations, including actions or statements that would (i) harm Company’s or any of its Affiliates’ reputation with its or their current or prospective clients or business partners, or the public or (ii) interfere with existing contracts or employment relationships with current and prospective clients, business partners or the Company’s or any of its Affiliates’ employees.

d.Complaints or Investigations. You represent that you are not aware of any illegal activities or violations of Company policies involving any Company employees.

7.Consulting Services

a.For a period of three (3) months following the Separation Date (or, if you are asked to provide the REMS Program Services, such longer period of time that the Company determines is reasonably necessary for you to complete such services) (the “Consulting Period”), unless earlier terminated in accordance with this Section 7, you will serve as a consultant to the Company.  In this capacity, you will perform those services described on Exhibit A hereto that are requested by the Company and such related services reasonably requested by the Company (the “Consulting Services”).

b.The Company will pay you at the hourly rate of Three Hundred Dollars ($300) for all requested Consulting Services that you perform.  In addition, during the Consulting Period, the Company will pay or reimburse you for reasonable business expenses incurred or paid by you in the performance of the Consulting Services, subject to such reasonable substantiation and documentation as may be specified from time to time; provided that any business expenses must be approved in advance by Martha Carter or Pamela Foulds.  Further, the Company will reimburse you for any cancellation fees you may incur as a result of the cancellation of the vacation you had planned for the week of March 5, 2016, up to a maximum reimbursement of Four Thousand Dollars ($4,000), subject to such reasonable substantiation and documentation as may be requested by the Company.  All requests for payment or reimbursement under this Section 7(b) must be submitted for approval within thirty (30) days of the expense being incurred.  The Company will reimburse you for authorized and documented expenses within thirty (30) days of receiving such request pursuant to its regular business practice.

c.If the Company reasonably believes that you are not providing satisfactory Consulting Services, it will provide you with written notice, specifying the alleged deficiencies in reasonable detail, and with five (5) days to remedy the deficiencies and perform the Consulting Services in a manner that is reasonably acceptable to the Company.  If you fail to do so, or you engage in conduct that would constitute “Cause” under subsections (ii) through (vii) of the definition of Cause contained in the Employment Agreement, the Company may terminate

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the Consulting Period upon written notice to you.   Notwithstanding the foregoing, if the Company terminates the Consulting Period you will still receive the payments and benefits described in Sections 3(a) – (c) of this Agreement.

d.Nothing expressed or implied in this Section 7 is intended to create, nor shall be interpreted to create, any relationship between you and the Company, other than that of independent contractors.  During the Consulting Period, you shall have no authority to act in the name of the Company or any of its Affiliates or to enter into any contract or agreement on behalf of the Company or any of its Affiliates.  As an independent contractor, you shall be solely responsible for unemployment insurance, worker’s compensation insurance and, to the extent not otherwise withheld by the Company, for the withholding and payment of any and all federal, state and local income taxes and social security and Medicare taxes and other legally-required payments on any sums received from the Company under Section 7(b).  Further, except as otherwise provided in Section 3(b), you agree that neither you, nor anyone claiming through you, will be eligible to participate in, or receive benefits under, any of the employee benefit plans maintained by the Company from time to time.  You also agree that they will never make a claim under any of the employee benefit plans of the Company.

8.Return of Company Documents and Other Property.  You acknowledge that you have returned to the Company any and all documents, materials and information (whether in hardcopy, on electronic media or otherwise) related to the business of the Company and its Affiliates (whether present or otherwise), and all keys, access cards, credit cards, computer hardware and software, telephones and telephone-related equipment and all other property of the Company or any of its Affiliates in your possession or control.  Further, you acknowledge that you have not retained any copy or derivation of any documents, materials or information (whether in hardcopy, on electronic media or otherwise) of the Company or any of its Affiliates following the Separation Date.  Recognizing that your employment with the Company has terminated as of the Separation Date, you agree that you will not, for any purpose, attempt to access or use any computer or computer network or system of the Company or any of its Affiliates, including without limitation the electronic mail system. Further, you acknowledge that you have disclosed to the Company all passwords necessary or desirable to obtain access to, or that would assist in obtaining access to, all information which you have password-protected on any computer equipment, network or system of the Company or any of its Affiliates.

9.Employee’s General Release and Waiver of Claims.

a.In exchange for the severance benefits provided to you under this Agreement, to which you would not otherwise be entitled,  and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, on your own behalf and that of your heirs, executors, administrators, beneficiaries, personal representatives and assigns, you agree that this Agreement shall be in complete and final settlement of any and all causes of action, rights and claims, whether known or unknown, accrued or unaccrued, contingent or otherwise, that you have had in the past, now have, or might now have, in any way related to, connected with or arising out of your employment or its termination, under the Employment Agreement, under the Temporary Assignment or pursuant to Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, the Worker Adjustment and Retraining Notification Act,

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the Employee Retirement Income Security Act, the wage and hour, wage payment and fair employment practices laws and statutes of the Commonwealth of Massachusetts and any other state or states in which you have provided services to the Company  (each as amended from time to time), and/or any other foreign, federal, state or local law, regulation or other requirement (collectively, the “Claims”), and you hereby release and forever discharge the Company, its Affiliates and all of their respective past, present and future directors, shareholders, officers, members, managers, general and limited partners, employees, employee benefit plans, administrators, trustees, agents, representatives, successors and assigns, and all others connected with any of them, both individually and in their official capacities, from, and you hereby waive, any and all such Claims.  This release shall not apply to any claims that may not be waived pursuant to applicable law.

b.This Agreement, which includes the release of claims set forth in Section 9(a), creates legally binding obligations and the Company therefore advises you to consult an attorney before you sign this Agreement. In signing this Agreement, you give the Company and its Affiliates assurance that you have signed it voluntarily and with a full understanding of its terms; that you have had sufficient opportunity of not less than twenty-one (21) days before signing this Agreement to consider its terms and to consult with an attorney, if you wished to do so, or to consult with any of those other persons to whom reference is made in Section 6(b) above; and that you have not relied on any promises or representations, express or implied, that are not set forth expressly in this Agreement.

c.Nothing contained in this Agreement shall be construed to prohibit you from filing a charge with or participating in any investigation or proceeding conducted by the federal Equal Employment Opportunity Commission or a comparable state or local agency, provided, however, that you hereby agree to waive your right to recover monetary damages or other individual relief in any charge, complaint or lawsuit filed by you or by anyone else on your behalf.  Further, and for the avoidance of doubt, none of your Continuing Obligations, or anything contained in this Agreement, limits, restricts or in any other way affects your communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to the governmental agency or entity.

10.Company’s General Release and Waiver of Claims.    In consideration of and in exchange for your obligations hereunder, on its own behalf and that of its Affiliates and assigns, the Company hereby (i) agrees that this Agreement shall be in complete and final settlement of any and all causes of action, rights and claims, whether known or unknown, that it or any of its Affiliates has had in the past, now has, or might now have, in any way related to, connected with or arising out of your employment or its termination under or pursuant to any federal, state or local laws, regulations or other requirements, and (ii) releases and forever discharges you and your heirs, executors, administrators beneficiaries, personal representatives and assigns, and all others connected with any of them, both individually and in their official capacities, from any and all such causes of action, rights and claims.  Excluded from the scope of this release of claims are any causes of action, rights and claims (1) arising from any heretofore undiscovered fraudulent, criminal or otherwise intentionally wrongful conduct by you, (2) arising from your violation of foreign, federal, state or local laws or regulations, or (3) that constitute

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counterclaims or defenses related to claims that you have not released pursuant to this agreement.

11.Miscellaneous.

a.This Agreement constitutes the entire agreement between you and the Company, and supersedes all prior and contemporaneous communications, agreements and understandings, whether written or oral, with respect to your employment and its termination, excluding only the Continuing Obligations, the Equity Documents and the Overpayment Letter, which shall remain in full force and effect in accordance with their terms.

b.This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by you and the Chief Executive Officer of the Company or her expressly authorized designee. The captions and headings in this Agreement are for convenience only, and in no way define or describe the scope or content of any provision of this Agreement

c.The obligation of the Company to make payments or provide severance benefits to you or on your behalf under Section 3 of this Agreement, and your right to retain the same, is expressly conditioned upon your continued full performance of your obligations hereunder and of the Continuing Obligations.

d.Any and all disputes, controversies and/or claims between you and the Company concerning your entitlement to payments and/or benefits under the terms of this Agreement shall be resolved through expedited, final and binding confidential arbitration administered by the American Arbitration Association pursuant to its Employment Arbitration Rules & Procedures (the “Rules”) before a single arbitrator who is a retired judge.  Any arbitration hereunder shall take place in Boston, Massachusetts. You and the Company agree that any award of the arbitrator shall be final, conclusive and binding and that you will not contest any action by any other party thereto in accordance with the award of the arbitrator.  It is specifically understood and agreed that any party hereto may enforce any award rendered pursuant to the arbitration by bringing suit in any court of competent jurisdiction.  Notwithstanding this agreement to arbitrate, you and the Company agree that either party may seek provision remedies such as a temporary restraining order or a preliminary injunction from a court of competent jurisdiction in aid of arbitration, including, for the avoidance of doubt, provisional remedies to enforce the restrictive covenants described in Section 6 hereof.

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If the terms of this Agreement are acceptable to you, please sign, date and return it to me no later than March 7, 2016.  You acknowledge that you have been provided at least twenty-one (21) days from the date you received this Agreement substantially in its final form on January 29, 2016 to consider it, and you and the Company agree that the changes made since the January 29, 2016 version of this Agreement will not restart the twenty-one (21) day period.  You may revoke this Agreement at any time during the seven (7) day period immediately following the date of your signing by providing written notice to Benjamin Harshbarger, Acting General Counsel. If you do not revoke it, then, at the expiration of that seven (7) day period, this letter will take effect as a legally binding agreement between you and the Company on the basis set forth above. The enclosed copy of this letter, which you should also sign and date, is for your records.

Sincerely,

Aegerion Pharmaceuticals, Inc.

By:/s/ Mary Szela

Mary T. Szela, Chief Executive Officer

Accepted and agreed:

Signature:  /s/ Mark Sumeray

                 Mark Sumeray

Date: March 5, 2016

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EXHIBIT A

Consulting Services

1.JNDA Services:

a.Timely preparation and review of JNDA responses (clinical and clinical pharmacology topics only), which will require no less than forty (40) hours of Consulting Services through March 11, 2016 and additional time thereafter; and

b.Participation by teleconference at round table review meetings for JNDA responses as required by the Company and provision of comments ahead of review meetings, provided the Company provides you with reasonable notice of such meetings and takes reasonable steps to accommodate your schedule.

The JNDA Services may be provided onsite at the Company’s offices in Cambridge, MA, if mutually agreed by you and the Company.

2.REMS Program Services:

a.Timely preparation and review of responses to FDA communications on the Juxtapid REMS Program; and

b.Attending face-to-face meetings with the FDA, if reasonably determined by the Company to be necessary, and participating in a reasonable number of preparation meetings for any such meetings with the FDA, either by phone or in person, as reasonably requested by the Company.

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